Exhibit 3.4

CERTIFICATE OF WITHDRAWAL OF CERTIFICATE OF DESIGNATION

OF

Series D Non-Voting Convertible Preferred Stock

OF

Stablecoin Development Corporation

Stablecoin Development Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

That pursuant to authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, as amended to date (the “Certificate of Incorporation”) and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code, the Board of Directors (“Board”), by unanimous written consent of the Board dated September 1, 2026, adopted resolutions eliminating the designation and the relative powers, preferences, rights, qualifications, limitations and restrictions of the Corporation’s Series D Non-Voting Convertible Preferred Stock, and these composite resolutions eliminating the designation and relative powers, preferences, rights, qualifications, limitations and restrictions of such Series D Non-Voting Convertible Preferred Stock are as follows:

WHEREAS, the Board of Directors of the Corporation has previously adopted resolutions providing for the designation, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, of 481,250 shares of the Corporation’s preferred stock, par value $0.01 per share (the “Preferred Stock”), as the Series D Non-Voting Convertible Preferred Stock of the Corporation (the “Series D Preferred Stock”), pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series D Non-Voting Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on August 19, 2025 (the “Series D Certificate”); and

WHEREAS, no shares of Series D Preferred Stock are outstanding and no such shares of Series D Preferred Stock shall be issued in the future and Board of Directors of the Corporation deems it to be in the best interests of the Corporation and its stockholders to withdraw the Series D Certificate and, to the extent not already accomplished pursuant to the provisions of the Series D Certificate, to return the shares of preferred stock previously designated as Series D Preferred Stock to authorized preferred stock available for designation and issuance in accordance with the Certificate of Incorporation, pursuant to a Certificate of Withdrawal of Certificate of Designation of Series D Non-Voting Convertible Preferred Stock;

NOW THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation hereby withdraws the Series D Certificate and, to the extent not already accomplished pursuant to the provisions of the Series D Certificate, returns the previously designated shares of Series D Preferred Stock to their status as authorized Preferred Stock available for designation and issuance as determined by the Board of Directors of the Corporation, and that the officers of the Corporation, and each acting singly, are hereby authorized, empowered and directed to file with the Secretary of State of the State of Delaware a Certificate of Withdrawal of Certificate of Designation of Series D Non-Voting Convertible Preferred Stock in such form as the officers of the Corporation may deem necessary, and to take such other actions as such officers shall deem necessary or advisable to carry out the purposes of this resolution; and be it

FURTHER RESOLVED, that when such certificate of withdrawal becomes effective upon acceptance of the Secretary of State of the State of Delaware, it shall have the effect of eliminating from the Corporation’s current Certificate of Incorporation (as amended to date, the “Certificate of Incorporation”) all matters set forth in the Series D Certificate with respect to the Series D Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Withdrawal to be signed by and attested by its duly authorized officer this 1st day of September, 2026.

By:	/s/ Michael Kazley
Name:	Michael Kazley
Title:	Chief Executive Officer